Exhibit 99.1

NOBLE INTERNATIONAL ANNOUNCES 2004

EARNINGS OF $1.44 PER DILUTED SHARE

WARREN, MI – (FEBRUARY 22, 2005) Noble International, Ltd. (“Noble” or the “Company”) (NASDAQ: NOBL) reported earnings of $1.44 per diluted share for the year ended December 31, 2004. For the fourth quarter of 2004, Noble posted diluted earnings of $0.33 per share versus earnings from continuing operations of $0.24 per diluted share in the fourth quarter of 2003. Noble posted earnings from continuing operations of $1.09 per diluted share in 2003.

FOURTH QUARTER RESULTS

Revenue for the fourth quarter of 2004 increased to $88.5 million from $56.1 million in the fourth quarter of 2003. Gross margin increased to $10.2 million in the most recent quarter, up from $7.6 million in 2003. On a percentage basis, gross margin in the fourth quarter was 11.5% of sales versus 13.5% in the year-ago fourth quarter. The decline in the gross margin percentage was primarily due to steel content accounting for a greater percentage of total revenue. Selling, general and administrative (SGA) expense in the fourth quarter of 2004 increased to $4.5 million from $3.7 million, declining as a percentage of sales to 5.0% from 6.7% a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) in the fourth quarter of 2004 totaled $8.4 million compared to $6.3 million a year ago.

Pre-tax earnings from continuing operations for the fourth quarter of 2004 totaled $4.8 million, including a non-cash charge of $0.5 million related to the change in value of the convertible option derivative liability and $0.2 million in debt discount amortization expense related to the Company’s 4% Convertible Notes (“Notes”) issued 2004. Pre-tax earnings for the most recent quarter were up 41% from $3.4 million in the year-ago fourth quarter.

Income tax expense for the most recent quarter was $1.8 million versus $1.3 million in last year’s fourth quarter. The effective tax rate for the fourth quarter of 2004 was 36.5% versus 39.4% a year ago. The effective tax rate for the quarter ended December 31, 2004 was impacted by the non-cash, non-deductible loss on the convertible option derivative liability and related debt discount amortization. Excluding those items, the effective tax rate for the most recent fourth quarter would have been approximately 32%. Net income from continuing operations for the quarter ended December 31, 2004 was $3.1 million versus $2.1 million from continuing operations in the fourth quarter of 2003.

The Company’s basic weighted average common share count for the fourth quarter of 2004 increased to 9.3 million shares from 7.9 million shares in the year-ago fourth quarter due primarily to the conversion in 2004 of the Company’s 1998 6% Convertible Subordinated Debentures into approximately 1.1 million shares of common stock.

FULL YEAR RESULTS

Revenue for 2004 reached a record $332.6 million compared to $183.8 million in 2003. Gross margin for 2004 increased to $37.9 million versus $26.9 million a year ago. Gross margin as a percentage of sales was 11.4% for 2004 compared to 14.6% in 2003. The decline in the gross margin percentage was primarily due to steel content accounting for a greater proportion of revenue in 2004 compared to 2003. SGA expense was $15.9 million for 2004, up from $12.2 million a year ago, but down as a percentage of sales to 4.8% from 6.7% in 2003.

EBITDA for 2004 was $32.5 million versus $23.4 million a year ago. Pre-tax income from continuing operations in 2004 totaled $21.7 million versus $13.8 million in 2003. Pre-tax income in 2004 included a net non-cash gain of $2.5 million on the change in value of the derivative liability and $0.8 million non-cash debt discount expense. Net income from continuing operations was $15.4 million in 2004 versus $9.1 million in 2003. The diluted share count for the full year of 2004 includes an additional 1.3 million shares from the Company’s 4% Notes issued in March 2004.

IMPACT OF FAS 133

In the fourth quarter of 2004, the $0.5 million non-cash charge for the change in value of the embedded convertible option derivative liability (as a result of the effects of the FAS 133 provisions on the Notes) caused an anti-dilutive effect in calculating the impact of the Notes on diluted earnings per share. GAAP requires us to exclude the impact of the Notes due to this anti-dilutive effect. Excluding the $0.5 million non-cash charge for the change in value of the derivative liability and related debt discount amortization expense of $0.2 million, diluted earnings per share would have been $0.39. For the full year 2004, the change in value of the convertible option derivative liability resulted in a non-cash gain of $2.5 million. While included in basic earnings per share, the $2.5 million non-cash gain is eliminated in the diluted earnings per share and therefore has no impact on the reported diluted earnings per share of $1.44.

In November 2004, the Company and holders of the Notes amended the Notes to eliminate the embedded derivative liability. The impact after eliminating the derivative liability leaves a debt discount balance of $1.6 million as of December 31, 2004 which will be amortized over the remaining term of the Notes.

MANAGEMENT COMMENTARY

Noble’s President and Chief Executive Officer, Christopher L. Morin, commented on the Company’s results for the year, “The past year was an eventful and rewarding one for Noble. In the midst of ramping up production to support customers’ program launches, we successfully opened our first facility outside North America and received several quality certifications. At the end of the year, we reached an agreement to purchase a facility in Silao, Mexico, marking our entry into another important, growing market. We managed our business through weaker vehicle production toward the end of the year, a market development that intensified our focus on operations and efficiency. Our operating results for 2004 reflect the impact of these efforts. I am proud of our team and the efforts they put forth during the year. Together, we look forward to the continuing growth of our Company and capitalizing on the opportunities ahead of us.”

Jay J. Hansen, Noble’s Chief Financial Officer, stated regarding the Company’s financial performance for the year, “We reached several milestones in 2004, including record revenue and profitability, while also strengthening our financial position and capital structure. We continue to enhance our financial discipline, which provides us with greater control in running our business and is a major factor behind the profitable growth of our Company.”

2005 FINANCIAL GUIDANCE

Management is increasing its 2005 earnings guidance to a range of $1.55 to $1.60 per diluted share, which includes the impact of the Silao acquisition. The Company expects 2005 revenue of approximately $340—$350 million. Capital expenditures for 2005 are expected to be between $8—$10 million with EBITDA of $34—$36 million.

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss fourth quarter and full year 2004 results at 10 AM EDT, February 23, 2005. The dial-in number is 800-821-1449 or 973-409-9256. If you are unable to participate in the conference call, you may listen to a digital replay of the conference call through March 2, 2005 by dialing 877-519-4471 or 973-341-3080. The password for the replay is 5696753.

IMPACT OF SFAS 133 ON REPORTED RESULTS

Management’s financial guidance for 2004 and beyond is subject to the impact of Statement of Financial Accounting Standards (“SFAS”) 133 and related interpretations. Because management was unable to reliably forecast the change in value of the conversion option derivative liability included in our Convertible Notes, we provide information on the Company’s earnings prior to the impact of SFAS 133 and the embedded derivative liability as it is the performance measure most comparable to net income that management could reliably forecast. For a reconciliation of earnings excluding the effects of SFAS 133 to net income from continuing operations, see the attached financial information and supplemental data.

USE OF EBITDA AS A FINANCIAL MEASURE

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). EBITDA, as adjusted, represents earnings from continuing operations before income tax, plus interest expense, depreciation, amortization and adjustments related to the impact of SFAS 133.

EBITDA is not presented as and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s ability to incur and service debt. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods.

For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward looking statements. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow

Noble International, Ltd.

(586) 751-5600

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2004	2003	2004
Net sales	$56,057	$88,514	$183,759	$332,611
Cost of sales	48,463	78,300	156,909	294,680

Gross margin	7,594	10,214	26,850	37,931
Selling, general and administrative expenses	3,738	4,455	12,162	15,867

Operating profit	3,856	5,759	14,688	22,064
Interest income	91	90	596	351
Interest expense	(683)	(752)	(2,419)	(3,547)
Gain (loss) on value of convertible option derivative liability	—	(460)	—	2,458
Other, net	156	171	942	343

Earnings from continuing operations before income taxes	3,420	4,808	13,807	21,669
Income tax expense	1,348	1,756	4,673	6,308

Earnings on common shares from continuing operations	2,072	3,052	9,134	15,361
Discontinued operations:
(Loss) from discontinued operations	(331)	—	(3,221)	(121)
Gain (loss) on sale of discontinued operations	(1,978)	—	(677)	121

Net earnings (loss) on common shares	$(237)	$3,052	$5,236	$15,361

Basic earnings (loss) per common share:
Earnings per share from continuing operations	$0.26	$0.33	$1.17	$1.57
(Loss) from discontinued operations	(0.04)	—	(0.41)	(0.01)
Gain (loss) on sale of discontinued operations	(0.25)	—	(0.09)	0.01

Basic earnings (loss) per common share	$(0.03)	$0.33	$0.67	$1.57

Diluted earnings (loss) per common share:
Earnings per share from continuing operations	$0.24	$0.33	$1.09	$1.44
(Loss) from discontinued operations	(0.04)	—	(0.36)	(0.01)
Gain (loss) on sale of discontinued operations	(0.21)	—	(0.07)	0.01

Diluted earnings (loss) per common share	$(0.01)	$0.33	$0.66	$1.44

Dividends declared and paid	$0.08	$0.10	$0.32	$0.40

Basic weighted average common shares outstanding	7,889,595	9,251,299	7,779,472	9,131,502
Diluted weighted average common shares outstanding	9,280,629	9,331,167	9,044,376	10,341,611

EBITDA from continuing operations:
Earnings on common shares from continuing operations	$2,072	$3,052	$9,134	$15,361
Income tax expense	1,348	1,756	4,673	6,308
Depreciation	2,144	2,324	6,987	9,366
Amortization	50	85	200	342
(Gain) loss on value of convertible option derivative liability	—	460	—	(2,458)
Interest expense	683	752	2,419	3,547

EBITDA from continuing operations	$6,297	$8,429	$23,413	$32,466

Earnings on common shares from continuing operations prior to SFAS 133 Impact:
Earnings on common shares from continuing operations	$2,072	$3,052	$9,134	$15,361
Amortization of debt discount	—	238	—	828
(Gain) loss on value of convertible option derivative liability	—	460	—	(2,458)

Earnings on common shares prior to SFAS 133 Impact	$2,072	$3,750	$9,134	$13,731

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31 2003	Unaudited December 31 2004
ASSETS
Current Assets:
Cash and cash equivalents	$715	$17,551
Accounts receivable, trade, net	34,030	51,895
Inventories	14,543	20,588
Other current assets	12,628	5,187

Total Current Assets	61,916	95,221
Property, Plant & Equipment, net	47,119	49,759
Other Assets:
Goodwill	11,839	20,287
Other intangible assets, net	183	1,918
Other assets, net	11,890	11,646

Total Other Assets	23,912	33,851
Assets Held for Sale	10,036	3,760

Total Assets	$142,983	$182,591

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$29,517	$52,736
Accrued liabilities	4,967	3,229
Current maturities of long-term debt	9,999	254
Other current liabilities	54	2,311

Total Current Liabilities	44,537	58,530
Long-Term Liabilities:
Deferred income taxes	3,860	6,107
Convertible subordinated debentures, net of discount	7,026	38,371
Long-term debt, excluding current maturities	35,974	—

Total Long-Term Liabilities	46,860	44,478
Liabilities Held for Sale	775	—
Stockholders’ Equity
Common stock	9	9
Additional paid-in capital	38,161	53,782
Retained earnings	12,490	24,184
Accumulated comprehensive income, net	151	1,608

Total Stockholders’ Equity	50,811	79,583

Total Liabilities & Stockholders’ Equity	$142,983	$182,591